Exhibit 99.1

Contact:
Patriot National Bank	Christopher D. Maher	Robert F. O’Connell
900 Bedford Street	President & CEO	Sr. EVP & CFO
Stamford, CT 06901	203 251-8265	203 252-5926
Patriot National Bancorp Achieves Profitability
Third Quarter 2011 Results Highlight Success of Turnaround Plan
Stamford, Connecticut — November 9, 2011, Patriot National Bancorp, Inc. (NASDAQ Global Market “PNBK,” “Patriot”), the parent of Patriot National Bank (“Bank”), today reported net income of $255,500, or $0.01 per diluted share, in the third quarter of 2011 compared to a net loss of $7.2 million, or $0.19 loss per share, in the second quarter of 2011 and a net loss of $6.8 million, or $1.43 loss per share, in the third quarter a year ago. Results were driven by the successful design and execution of management’s recovery plan.
“Patriot’s return to profitability in the third quarter ends a 12-quarter history of negative earnings,” said Michael Carrazza, Chairman of the Board. “Our recovery program, launched in connection with our change of control recapitalization in the fourth quarter of last year, restored profitability at Patriot in less than a year. Our tactical approach was targeted on high value areas including management enhancements, asset quality, balance sheet optimization, process improvements, cost control, and operating margins. While we have just edged into positive earnings territory, the economic benefits from these initiatives are expected to be recurring and will be further supported by loan portfolio growth.”
In the first nine months of the year Patriot reported a net loss of $15.9 million, or $0.41 loss per share, compared to a net loss of $11.3 million, or $2.38 loss per share, in the first nine months of 2010. The 2011 results include the bulk sale of $66.8 million of non-performing assets in the first quarter and $3.0 million of restructuring charges and asset disposals recorded in the second quarter. Per share figures for this year reflect the 33.6 million shares issued in connection with Patriot’s control recapitalization on October 15, 2010.
Third Quarter 2011 Highlights:
•	Returned to profitability with third quarter net income of $255,500, or $0.01 per diluted share, compared to a net loss of $6.8 million, or $1.43 loss per share, in the third quarter a year ago.
•
Third quarter net interest margin improved to 3.40%, compared to 3.16% in the preceding quarter and 2.71% in the third quarter a year ago. The net interest margin expansion is due to deployment of excess liquidity, checking account growth, and the reduction in high cost interest rate sensitive deposits.

•	Non-accrual loans decreased to $21.8 million, or 4.7% of total loans at September 30, 2011, compared to $26.7 million, or 5.8% of total loans three months earlier.
•	Non-performing assets were $26.5 million, or 4.2% of total assets at September 30, 2011, compared to 4.7% of total assets at June 30, 2011, and 13.8% of total assets at September 30, 2010.
•	Realized gains of $780,000 on the sale of investment securities during the quarter ended September 30, 2011.
•	Non-interest bearing deposits of $56.7 million increased by $10.9 million, or 23.8%, compared to the balance at September 30, 2010.
•	Total Capital to Risk Weighted Assets of 15.82% for Patriot and 15.27% for the Bank.

PNBK 3Q11 Results
November 9, 2011
Asset Quality
Non-accrual loans decreased to $21.8 million, or 4.7% of gross loans at September 30, 2011, compared to $26.7 million, or 5.8% of gross loans at June 30, 2011, and $101.5 million, or 17.1% of gross loans, a year earlier. Non-performing assets, which consist of non-accrual loans and OREO, declined to $26.5 million at September 30, 2011, or 4.2% of total assets, compared to $30.3 million, or 4.7% of total assets at June 30, 2011, and $108.9 million, or 13.8% of total assets, a year ago.
“We continue to make progress in reducing non-performing assets, with total non-performing assets down 12.5% from the prior quarter and 75.7% below the same quarter last year,” said Christopher Maher, President and Chief Executive Officer. “The third quarter marks the eighth consecutive quarter during which we reduced total non-performing assets.”
The $21.8 million of non-accrual loans at September 30, 2011 is comprised of exposure to 29 loans, for which a specific reserve of $2.6 million has been established. Of these loans, borrowers on 7 loans with aggregate balances of $6.4 million continue to make payments and these loans are current on payments within one month of schedule.
Due to the improved credit quality, a loan loss provision was not recorded in the third quarter compared to $1.5 million in the preceding quarter and $5.0 million in the third quarter a year ago. The loan loss provision in the first nine months of the year was $8.5 million, of which $6.0 million related to loans transferred to held-for-sale, compared to $6.3 million in the first nine months of 2010.
The allowance for loan losses totaled $11.2 million, or 2.40% of gross loans, at September 30, 2011 compared to $11.4 million, or 2.46% of gross loans three months earlier and $17.1 million, or 2.89% of gross loans a year ago.
Balance Sheet Review
Net loans were $453.1 million at September 30, 2011, $452.0 million at June 30, 2011, and $576.6 million a year ago. “The loan pipeline is growing as the Bank is now focused on building new relationships and growing the loan portfolio. At the end of September our pipeline totaled $81.7 million,” said Mr. Maher.
Total assets decreased to $628.4 million at September 30, 2011, compared with $648.2 million at June 30, 2011, and $787.8 million a year ago. Deposits totaled $507.7 million at September 30, 2011, compared to $524.5 million at June 30, 2011, and $691.0 million at September 30, 2010. Non-interest bearing accounts totaled $56.7 million at September 30, 2011 compared to $45.8 million a year ago, a year-over-year increase of 23.8%.
“The continued decline in deposits was part of our planned strategy to reduce rate sensitive deposits through a series of interest rate reductions, resulting in a lower cost of funds and improved net interest margins,” said Mr. Maher. “We are having success in increasing our non-interest bearing account balances, which is allowing us to reduce our reliance on higher cost certificates of deposit.

PNBK 3Q11 Results
November 9, 2011
Income Statement Review
Third quarter net interest income was $4.9 million, compared to $5.1 million in the third quarter a year ago. Patriot’s interest income decreased 18% compared to the third quarter a year ago as a result of lower average outstanding loan balances and high levels of overnight liquidity. Interest expense decreased 41.4% compared to the third quarter a year ago, primarily due to the reduction of total deposits and a significant improvement in the overall cost of funds. In the first nine months of 2011, net interest income was $14.9 million compared to $17.0 million in the first nine months of 2010.
As a result of the large decrease in interest expense, the net interest margin increased to 3.40%, compared to 3.16% in the preceding quarter and 2.71% in the third quarter a year ago. For the first nine months of the year the net interest margin was 3.12% compared to 2.98% in the same period a year earlier.
Third quarter non-interest income increased substantially to $1.3 million compared to $637,000 in the third quarter of 2010, primarily due to $780,000 in gains on sale of investment securities. For the first nine months of the year, non-interest income increased 48.3% to $2.6 million compared to $1.7 million for the first nine months of 2010.
As a result of implementing the 180-day recovery plan, which was disclosed in June and included the consolidation of four branch locations, non-interest expenses were $6.0 million in the third quarter, compared to $7.5 million in the third quarter a year ago. Salary and employee benefits were down 11.0% and occupancy and equipment expenses were down 24.2% compared to the third quarter a year ago respectively. In the first nine months of 2011, non-interest expenses were $24.9 million compared to $23.6 million in the same period a year earlier. The current nine month total includes $3.0 million of restructuring charges and asset disposals associated with management’s turnaround plan.
Capital
Total stockholders’ equity was $50.7 million at September 30, 2011, compared to $25.2 million a year earlier.
The capital ratios at September 30, 2011 for Patriot National Bancorp, Inc. and Patriot National Bank were:

	Patriot National	Patriot National	Well Capitalized
	Bancorp, Inc.	Bank	Requirement

Total Capital (to Risk Weighted Assets)	15.82%	15.27%	10.00%
Tier 1 Capital (to Risk Weighted Assets)	14.55%	14.00%	6.00%
Tier 1 Capital (to Average Assets)	9.25%	8.90%	5.00%

PNBK 3Q11 Results
November 9, 2011
About the Company
Patriot National Bank is headquartered in Stamford, Connecticut and currently has 15 full service branches, 12 in Connecticut and three in New York. It also has a loan production office in Stamford, CT. Statements in this earnings release that are not historical facts are considered to be forward-looking statements. Such statements include, but are not limited to, statements regarding management beliefs and expectations, based upon information available at the time the statements are made, regarding future plans, objectives and performance. All forward-looking statements are subject to risks and uncertainties, many of which are beyond management’s control and actual results and performance may differ significantly from those contained in forward-looking statements. Bancorp intends any forward-looking statement to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Bancorp undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made. A discussion of certain risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements is included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2010.

Financial Highlights (unaudited)	Three Months Ended			Nine Months Ended
Dollars in thousands, except per share	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010	Sept. 30, 2011	Sept 30, 2010

Total interest and dividend income	$6,908	$7,167	$8,468	$21,441	$27,567
Total interest expense	1,961	2,126	3,347	6,518	10,549

Net interest income	4,947	5,041	5,121	14,923	17,018
Provision for loan losses	—	1,483	5,025	8,464	6,264

Net interest income after provision for loan losses	4,947	3,558	96	6,459	10,754
Noninterest income	1,281	711	637	2,575	1,736
Noninterest expense	5,973	11,444	7,524	24,937	23,587

Income (loss) before income taxes	255	(7,175)	(6,791)	(15,903)	(11,097)
Provision for income taxes	—	—	—	—	225

Net income (loss)	$255	$(7,175)	$(6,791)	$(15,903)	$(11,322)

Basic and diluted income (loss) per share	$0.01	$(0.19)	$(1.43)	$(0.41)	$(2.38)

PNBK 3Q11 Results
November 9, 2011

(Dollars in thousands, except per share data)
(Unaudited)	Sept. 30, 2011	June 30, 2011	Sept. 30, 2010

Assets
Cash and due from banks	$39,982	$59,002	$100,740
Federal funds sold	—	5,000	10,000
Short-term investments	3,206	547	406

Total cash and cash equivalents	43,188	64,549	111,146

Securities-available for sale	88,529	88,926	48,864
Other investments	3,500	3,500	500
FRB & FHLB stock	6,215	6,419	5,743

Total securities	98,244	98,845	55,107

Gross loans	464,291	463,381	593,771
Allowance for loan losses	(11,158)	(11,400)	(17,150)

Net loans	453,133	451,981	576,621

Loans held for sale	250	—	—
Accrued interest and dividend receivable	2,321	2,330	2,748
Premise and equipment, net	4,181	4,234	5,622
Cash surrender value of life insurance	20,840	20,670	20,231
Other real estate owned	4,732	3,611	7,344
Deferred tax asset, net	—	—	—
Other assets	1,538	1,986	8,955

Total assets	$628,427	$648,206	$787,774

Liabilities and Stockholders’ Equity
Deposits
Non interest bearing deposits	$56,699	$61,586	$45,790
Interest bearing deposits	451,024	462,919	645,177

	507,723	524,505	690,967

FHLB advances and repurchase agreements	57,000	57,000	57,000
Subordinated debt	8,248	8,248	8,248
Accrued expenses and other liabilities	4,786	7,188	6,394

Total Liabilities	577,757	596,941	762,609

Common stock	384	384	9,549
Treasury stock	(160)	(160)	(160)
Surplus	105,050	105,050	49,652
Retained earnings	(55,302)	(55,557)	(35,323)
Net unrealized gain on securities available for sale	698	1,548	1,447

Total stockholders’ equity	50,670	51,265	25,165

Total liabilities and stockholders’ equity	$628,427	$648,206	$787,774

PNBK 3Q11 Results
November 9, 2011

Financial Ratios and Other Data (Dollars in thousands, except per share data)	Sept. 30,	June 30,	Sept. 30,
(Unaudited)	2011	2011	2010
Asset Quality:
Nonaccrual loans	$21,776	$26,733	$101,534
Other real estate owned	4,732	3,611	7,344

Total nonperforming assets	$26,508	$30,344	$108,878

Nonaccrual loans / portfolio loans	4.69%	5.77%	18.01%
Nonperforming assets / assets	4.22%	4.68%	13.82%
Allowance for loan losses	$11,158	$11,400	$17,150
Allowance for loan losses / portfolio loans	2.40%	2.46%	2.89%
Allowance / nonaccrual loans	51.24%	42.64%	16.89%
Gross loan charge-offs for the quarter	$218	$3,034	$1,917
Gross loan recoveries for the quarter	$16	$743	$53
Net loan charge-offs for the quarter	$202	$2,291	$1,864

Capital Data:
Book value per share (1)	$1.32	$1.34	$5.54
Tangible book value per share (2)	$1.32	$1.34	$5.52
Shares outstanding	38,362,727	38,362,727	4,762,727

(1)	Book value per share represents shareholders’ equity divided by outstanding shares.

(2)	Tangible book value per share represents shareholders’ equity less intangible assets divided by outstanding shares.
Note: Transmitted on GlobeNewswire on November 9, 2011 at            EDT.